Exhibit 5.1

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

July 31, 2017

Iovance Biotherapeutics, Inc.

999 Skyway Road, Suite 150

San Carlos, California 94070

Ladies and Gentlemen:

We have acted as counsel to Iovance Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date of this opinion letter and relating to a total of 5,000,000 shares of common stock of the Company, par value $0.000041666 per share (the “Shares”), issuable under the Company’s 2014 Equity Incentive Plan (collectively, the “Plan”). This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

As a basis for rendering our opinion expressed below, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Company’s Certificate of Incorporation and Bylaws, each as amended to date, (iv) minutes or resolutions of the Company’s Board of Directors and stockholders pertaining to the adoption of the Plan and authorization and issuance of the Shares, the Registration Statement and related matters, and (v) such certificates of public officials, certificates of officers of the Company and other documents as we have considered necessary or appropriate as a basis for rendering our opinion.

With your permission, in order to render our opinion, we have made and relied upon such customary assumptions as we have deemed necessary or appropriate without any independent investigation or inquiry by us. Among other things, we have assumed that: all signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic.

The law covered by our opinion expressed below is limited to the internal corporation laws of the State of Nevada (including applicable rules and regulations promulgated thereunder and applicable reported judicial decisions interpreting the same). We neither express nor imply any opinion with respect to any other laws or the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid, and non-assessable.

Iovance Biotherapeutics, Inc.

July 31, 2017

This opinion letter is rendered to you solely in connection with the transactions contemplated by the Registration Statement and may not be relied upon for any other purpose. We consent to the filing with the Commission of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TroyGould PC

TROYGOULD PC